ASSIGNMENT

     I, Randall D. Peterson, do hereby assign and transfer to Softwall Equipment Corporation, a corporation of the state of Utah, having its principal offices at 11602 Colchester Drive Sandy, Utah 84092, United States of America, and to its successors assigns and legal representatives, the entire right, title and interest to a certain invention called "Surface Assisted Continuous Underground Mining Conveyor", described, illustrated and claimed in an application for Letters Patent of the United States of America, Serial No. 09/024,438 filed by me February 17, 1998, together with the entire right, title and interest in and to said application, and in any division, extension, continuation or reissue thereof, said Softwall Equipment Corporation, bearing all current and future patent application expenses, including attorneys fees which have not already been paid by me. This assignment is executed in exchange for Softwall Equipment Corporation's issuance of 5,000,000 (five million) shares of its common stock to me.
     I also hereby assign and transfer unto Softwall Equipment Corporation, the entire right title and interest in and to said inventions and in applications for Letters Patent therefor in all countries foreign to the United States of America including all rights under any and all international conventions and treaties in respect of said inventions and said applications for letters Patent in foreign countries; I further authorize said Softwall Equipment Corporation, to apply for Letters Patent in foreign countries directly in its own name and to claim the priority of the filing date of said application for letters Patent of the United States of America under the provisions of any and all international conventions and treaties.
     I hereby authorize and request the Commissioner of Patents of the United States of America to issue Letters Patent upon the aforesaid application, division, extension, continuation or reissue, to Softwall Equipment Corporation, for the sole use and behalf of said Softwall Equipment Corporation. its successors, assigns and legal representatives, to the full end of the term for which said Letters Patent may be granted. the same as they would have been held and enjoyed by me had this assignment not been made,, and I hereby authorize and request the equivalent authorities in foreign countries to issue the patents of their respective countries to said Softwall Equipment Corporation.
      I agree that when requested, I will without charge to said Softwall Equipment Corporation, but at its expense, sign all papers, take all rightful oaths, and do all acts which may be necessary, desirable or convenient for securing and/or maintaining patents for said invention in any and all countries and for vesting title thereto in said Softwall Equipment Corporation, its successors, assigns and legal representatives or nominees.
      I covenant with said Softwall Equipment Corporation, its successors, assigns and legal representatives, that the interest and property hereby conveyed is free from all prior assignment grant, mortgage license or other encumbrance except for the interest which has be granted to Roger Brockbank for his contribution toward legal expenses,

Randall D. Peterson                                           Date

STATE OF UTAH
ss.
COUNTY OF SALT LAKE

      a Notary Public in and for the County and State aforesaid, do hereby certify that Randall D. Peterson, whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed, scaled and delivered said instrument as his free and voluntary act and deed for the uses and purposes set forth.

Given under my hand and notarial seal this            day of             1999




My commission expires:

Notary Public                              Residing at